Exhibit 3.27

RESTATED CERTIFICATE OF INCORPORATION

OF

BOOK-OF-THE-MONTH CLUB, INC.

(Under Section 807 of the Business Corporation Law)

It is hereby certified as follows:

1.	The name of the Corporation is Book-of-the-Month Club, Inc. (the “Corporation”). The name under which the Corporation originally was incorporated was Time Book Club, Inc.

2.	The Certificate of Incorporation of the Corporation was filed by the New York State Department of State on August 5, 1977.

3.

The Certificate of Incorporation, as previously amended and supplemented by certificates filed pursuant to law, is hereby amended to effect the following amendments and changes authorized by Section 803 of the Business Corporation Law of the State of New York (the “BCL”), and restated pursuant to Section 807 of the BCL:

a)	The Certificate of Incorporation shall be amended to amend the current Article TWO to describe the general business purpose or purposes of the Corporation.

b)	The Certificate of Incorporation shall be amended to amend the current Article EIGHT by deleting any reference to when the Corporation shall file its first New York State franchise tax return.

c)

The Certificate of Incorporation shall be amended to add a new Article NINTH to eliminate the liability of the officers and directors of the Corporation to the fullest extent permitted by law and to provide for the indemnification of officers and directors.

d)	The Certificate of Incorporation shall be amended to add a new Article TENTH to describe the general requirements to further amend the Certificate of Incorporation.

4.

The text of the Certificate of Incorporation as amended and changed heretofore is hereby restated, pursuant to Section 807 of the BCL, without further amendments or changes, to read as herein set forth in full:

FIRST: The name of the corporation (hereinafter referred to as the “Corporation”) is Book-of-the-Month Club, Inc.

SECOND: The Corporation is formed for the following purpose or purposes:

To engage in any lawful act or activity for which corporations may be organized under the BCL, provided that the Corporation is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

To have, in furtherance of corporate purposes, all of the powers conferred upon corporations organized under the BCL, subject to any limitations thereof contained in this Certificate of Incorporation or in the laws of the State of New York.

THIRD: The office of the Corporation is to be located in the County of New York, State of New York.

FOURTH: The aggregate number of shares of all classes of capital stock that the Corporation shall have authority to issue shall be one thousand (1,000) shares of Common Stock, $1.25 par value per share.

FIFTH: The Secretary of State is designated as the agent of the Corporation upon whom process against the Corporation may be served. The post office address to which the Secretary of State shall mail a copy of any process against the Corporation served upon him is: c/o C T Corporation System, 111 Eighth Avenue, New York, New York 10011.

SIXTH: The name and address of the registered agent which is to be the agent of the Corporation upon whom process against it may be served, are C T CORPORATION SYSTEM, 111 Eighth Avenue, New York, New York 10011.

SEVENTH: The duration of the Corporation is to be perpetual.

EIGHTH: The Corporation shall account for tax purposes on a calendar year basis.

NINTH: To the fullest extent from time to time permitted by law, no director of the Corporation shall be personally liable to any extent to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

Each person who is or was or had agreed to become a director or officer of the Corporation, and each such person who is or was serving or who had agreed to serve at the request of the Corporation as a director, officer, partner, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise (including the heirs, executor, administrators or estate of such person), shall be indemnified by the Corporation to the fullest extent permitted from time to time by applicable law.

TENTH: From time to time any of the provisions of this Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of New York at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted, subject to the provisions of this Article TENTH.

This restated certificate of incorporation was authorized pursuant to Section 803(a) of the Business Corporation Law of the State of New York by written consent of the Board of Directors of the Corporation pursuant to Section 708(b) of the Business Corporation Law of the State of New York, whereby the Board duly adopted a resolution setting forth the proposed amendment to the certificate of incorporation of the Corporation, declared said restatement to be advisable and submitted said restatement to the sole shareholder of the Corporation for consideration thereof. The sole shareholder of the corporation by written consent pursuant to Section 615(a) of the Business Corporation Law of the State of New York consented to the above restatement of the Corporation’s certificate of incorporation.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by Lauren Ezrol Klein, its Assistant Secretary, as of the 24th day of April, 2014.

/s/ Lauren Ezrol Klein
By:	Lauren Ezrol Klein
Title:	Assistant Secretary

Restated Certificate of Incorporation

OF

Book-Of-The-Month Club, Inc.

Under Section 807 of the Business Corporation Law

Filed by:

Time Inc.

1271 Avenue of the Americas

New York, NY 10020